Credit Suisse Group AG
Credit Suisse AG
Organizational Guidelines and Regulations

Valid as of February 9, 2017

ABBREVIATIONS AND DEFINITIONS
PREAMBLE
Swiss Universal Bank
APAC
International Wealth Management
Global Markets
Investment Banking and Capital Markets
I INTRODUCTION
1 Scope and Content
2 Approval Procedures for Urgent Business Matters
II BOARD OF DIRECTORS
3 Organization
4 Chairman
5 Responsibilities and Authorities
6 Monitoring, Access to Information, Reports
7 Committees
8 Chairman’s and Governance Committee
9 Audit Committee
10 Compensation Committee
11 Risk Committee
11a Credit Risk Review
III MANAGEMENT ORGANIZATION
12 General Provisions
13 Chief Executive Officer
15 ExB Committees
IV CORPORATE FUNCTIONS
16 General Provisions
17 Chief Operating Officer
18 Chief Financial Officer
19 General Counsel
20 Chief Compliance and Regulatory Affairs Officer
21 Chief Risk Officer
22 Chief Human Resources, Communications and Branding Officer
V DIVISIONS
23 General Provisions
24 Divisional CEOs
25 Divisional Management Committee
26 Divisional Risk Management Committee
VI SUBSIDIARY GOVERNANCE
27 General Provisions
VII INTERNAL AUDIT
28 Internal Audit
VIII SPECIAL PROVISIONS
29 Conflicts of Interest
30 Titles, Signing Authorities and Powers of Attorney
31 Meetings and Minutes
32 Financial Year
ANNEX A – APPROVAL AUTHORITIES
I AUTHORITY FOR COUNTERPARTY LIMITS AND TRANSACTIONS
1 General Provisions
2 Approval Authorities
II AUTHORITY FOR COUNTRY LIMITS
3 Approval Authorities
III TRADING ACTIVITIES
4 Trading Activities
IV ILLIQUID INVESTMENTS
5 General Provisions
6 Approval Authorities
V FORMATIONS, LIQUIDATIONS, MERGERS, ACQUISITIONS, DIVESTITURES, LONG-TERM PARTICIPATIONS AND OTHER ACTIONS AND TRANSACTIONS, LEGAL CASES
7 General Provisions
8 Formation and Liquidation of Subsidiaries
9 Merger, Consolidation or Similar Transaction; Acquisition or Divestiture of a Subsidiary, Interest in a Subsidiary or Assets Constituting a Business
10 Acquisition or Divestiture of a Long-Term Participation
11 Establishment or Closure of Branches and Representative Offices
11b Legal Cases
12 Approval Authorities
VI REPUTATIONAL RISKS
13 Reputational Risk Management
VII FINANCING MATTERS AND CAPITAL EXPENDITURES
14 Financing of CSG, CS and its Subsidiaries
15 Capital Expenditures
ANNEX B – APPROVAL AUTHORITIES FOR CREDIT SUISSE GROUP AG SUBSIDIARY SPECIFIC MATTERS
I CAPITAL STRUCTURE OF CSG
1 Ordinary, Authorized, Conditional and Reserve Capital
II SHARE REGISTER
ANNEX C – CORPORATE BODIES OF CREDIT SUISSE AG

This OGR was approved by the Board of Directors of Credit Suisse Group AG and of Credit Suisse AG on June 19, 2014.
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ABBREVIATIONS AND DEFINITIONS
AC Audit Committee
AGM Annual General Meeting
ALM Asset and Liability Management
ANL Analyst
AoA Articles of Association
APAC Division Asia Pacific
ASO Associate
AVP Assistant Vice President
BCP Business Continuity Planning
BoD Board of Directors
CARMC Capital Allocation and Risk Management Committee
CC Compensation Committee
CCO Chief Credit Officer
CCRO Chief Compliance and Regulatory Affairs Officer
CEO Chief Executive Officer
CFO Chief Financial Officer
CGC Chairman’s and Governance Committee
Chairman Chairman of the BoD
CHRCB Chief Human Resources, Communications and Branding Officer
COO Chief Operating Officer
Corporate The areas of responsibility allocated to the COO, CFO, GC,
Functions CCRO, CRO and CHRCB
CRM Credit Risk Management
CRO Chief Risk Officer
CS Credit Suisse AG
CSG Credit Suisse Group AG
DIR Director
ERC Economic Risk Capital
ExB Executive Board
FINMA Swiss Financial Market Supervisory Authority
GC General Counsel
Group CSG and all its direct and indirect subsidiaries
IBCM Investment Banking and Capital Markets
ICS Internal Control System
IT Information Technology
MC Management Committee
MDA Managing Director Senior Advisor
MDR Managing Director

OGR Organizational Guidelines and Regulations
RC Risk Committee
RMC Divisional Risk Management Committee
RMM Risk Measurement and Management
RPSC Risk Processes and Standards Committee
RRSC Reputational Risk and Sustainability Committee
RWA Risk Weighted Assets
SOX United States Sarbanes-Oxley Act of 2002
SRU Strategic Resolution Unit
Swiss UB Swiss Universal Bank
VaR Value-at-Risk
VARMC Valuation Risk Management Committee
VP Vice President
Notes:
- The titles and functions used in this document apply to both genders.
- The German Version of these Regulations shall prevail in an event of any interpretation conflict.

PREAMBLE
Corporate Governance Together with the Articles of Association, the Code of Conduct, the BoD and Committee Regulations, and the Compensation Policy, the OGR defines the corporate governance guidelines of the Group. These form the basis for effective and efficient corporate governance of the Group.
Group The Group consists of CSG and all its direct and indirect subsidiaries, which together form one economic unit.
CSG CSG is a holding company domiciled in Zurich, Switzerland. Its statutory purpose is to hold direct or indirect interest in all types of businesses in Switzerland and abroad, in particular in the areas of banking, finance, asset management and insurance. CSG sets standards for the Group to allow for an efficient and harmonized steering of the Group.
Governance Principles The governance of the Group is based on the principles of an integrated oversight and management structure with global scope. Corporate bodies and officers are, subject to applicable local laws, regulations and best practice standards, bound to ensure transparency and collaboration throughout the Group, in particular through the appropriate flow of information and cooperation within and across all businesses and organizational structures. In addition, it is an important principle that conflicting interests shall, to the extent possible, be avoided, disclosed and aligned.
Business The Group is engaged in the banking business, which is primarily performed by CS and its major subsidiaries (Credit Suisse (Schweiz) AG, Credit Suisse International/Credit Suisse Securities (Europe) Limited, Credit Suisse Holdings (USA), Inc.). Credit Suisse AG is domiciled in Zurich, Switzerland. The statutory purpose is the operation of a bank, and its scope of operations extends to all types of banking, financial, advisory, service, and trading activities in Switzerland and abroad.
Divisions The Group is structured into five divisions – Swiss Universal Bank; APAC; International Wealth Management; Global Markets; and Investment Banking and Capital Markets – and Corporate Functions providing infrastructure and services to the divisions. In addition, there is a SRU that will prepare and execute the effective wind-down of the Group’s portfolios that do not fit into its strategic direction. The divisions coordinate their business activities where appropriate.

Swiss Universal Bank
The Swiss Universal Bank provides a full banking platform primarily to Swiss-domiciled high net worth, ultra high net worth, retail, corporate and institutional clients.
APAC
APAC provides private and investment banking capabilities to clients in Asia Pacific to serve wealth management, corporate and institutional clients.
International Wealth Management
International Wealth Management provides (1) private and wealth management capabilities to clients in Western and Eastern Europe, Latin America, the Middle East and Africa and (2) global asset management products and services to clients globally.
Global Markets
Global Markets runs (1) the fixed income and equities sales and trading business in the United States and Europe and (2) the investment banking business contained in Banco de Investimentos Credit Suisse (Brasil) S.A.
Investment Banking and Capital Markets
IBCM is responsible for covering corporations, financial institutions, sovereigns and financial sponsors for M&A advice, debt and equity underwriting and related solutions globally, excluding Switzerland and APAC. In addition, IBCM provides investment banking products and solutions for ultra high net worth clients in the United States.

I INTRODUCTION
1 Scope and Content
1.1 The OGR establishes the duties and responsibilities of the BoD and its committees, the Chairman, the CEO, the ExB, and the ExB committees, as well as certain executive functions of the Group. It further establishes the duties and responsibilities of the Corporate Functions, the Divisional CEOs, the Divisional MCs, and Internal Audit.
1.2 The OGR and its regulations shall be applicable to CSG and CS. As long as the BoD and ExB of CSG and CS are mainly composed of the same persons, the meetings of the BoD respectively ExB shall be held for both companies simultaneously and with the same agenda, and the minutes of these meetings shall reflect the decisions taken for both companies, except for specific items which are different for each company (e.g. statutory financial statements, preparation of shareholder meetings). The same principle applies to the activities and meetings of the BoD committees.
1.3 To the extent permitted by local law and regulatory guidelines, the organizational regulations of the other direct and indirect subsidiaries and other enterprises owned or controlled by CSG shall reflect the same principles and rules as stated in this OGR.
1.4 CSG controls directly or indirectly all of its subsidiaries and sets standards for the Group to allow for an efficient and harmonized steering of the Group. Notwithstanding this, the legal independence of all subsidiaries and the provisions of applicable local laws, rules and regulations relating to them must be observed to the extent legally required. Each subsidiary may establish additional separate regulations to regulate business specific to such entity.
1.5 Governance bodies and officers are, subject to applicable local laws, rules and regulations, bound to ensure transparency and collaboration within the Group. Governance bodies and officers may have multiple responsibilities and reporting lines within the Group.
1.6 The responsibilities and authorities set out in these regulations including the annexes may only be delegated if expressly permitted herein or with the explicit approval or ratification by the BoD for a specific transaction or activity.
1.7 Notwithstanding any delegation of authority or approval process provided for in these regulations, no person shall participate in the approval, execution or implementation of any transaction (including the opening, closing or managing of a client’s account) or otherwise have any responsibility for or role in the execution or implementation of any such transaction, if such participation, responsibility or role would cause such person or any entity within the Group to violate any law or regulation to which such person or entity is subject.
1.8 CSG may allocate full management responsibility over its directly held subsidiaries to CS. The ExB shall decide to which extent they shall be integrated in CS’s management processes.

2 Approval Procedures for Urgent Business Matters
2.1 Should immediate action be required to ensure the conclusion of an urgent business matter, which lies in the authority of the BoD, provided that the BoD is not in a position to act in time and there is no clear indication that the BoD would not approve the respective proposal, the matter may as an exception be approved by the Chairman.
2.2 Should immediate action be required to ensure the conclusion of an urgent business matter which lies in the authority of a particular body or executive function, provided that the authorized body or executive function is not in a position to act in time and there is no clear indication that the business matter contains excessive risks or the authorized body or executive function would not approve the respective business matter, and there are no other instructions from the CEO or the responsible ExB member, the respective business matter may as an exception be approved by the body or executive function one level below the authorized body or executive function.
2.3 If the procedure outlined in section 2.1 and 2.2 is applied, the BoD or the authorized body or executive function (as applicable) must be advised of such transaction or project at the earliest opportunity.
II BOARD OF DIRECTORS
3 Organization
3.1 The BoD shall consist of at least seven members. The BoD should be of an appropriate size bearing in mind the need for qualified composition of committees on the one hand and an efficient decision-making process on the other.
The BoD shall consist of at least a majority of independent directors as determined by theBoD taking into account the factors set forth below, the charters of the committees of the BoD and any applicable laws and regulations, in particular the Swiss Code of Best Practice, the New York Stock Exchange Corporate Governance Listing Standards and the SOX rules.
3.2 In general, a director is considered independent, if he is not and has not been employed as an ExB member of CSG or any of its major subsidiaries or is not and has not been an employee or affiliate of CSG’s external auditor for the past three years and does not maintain a material direct or indirect business relationship with CSG or any of its subsidiaries. No BoD member shall be considered independent if he is or has been for the past three years part of an interlocking directorate in which an ExB member serves on the compensation committee of another company that employs the BoD member. BoD members with immediate family members who would not qualify as independent shall be subject to a three-year cooling-off period for purposes of determining their independence.
3.3 The BoD shall discharge its responsibilities as a joint board or through committees elected by the AGM or appointed by the BoD respectively from among its members.

3.4 The BoD proposes to the AGM the election of the Chairman and appoints one or more Vice-Chairmen and the chairmen of the committees of the BoD from among its members for an office term of one year.
The BoD may appoint a Lead Independent Director. If the Chairman is deemed non-independent by the BoD, the BoD must appoint a Lead Independent Director. The Lead Independent Director may convene for meetings without the Chairman being present.
3.5 The BoD shall designate one or more Secretaries who need not be a member of the BoD.
3.6 A member of the BoD shall generally retire at the Annual General Meeting of the year in which he has been serving on the BoD for 12 years. Under certain circumstances the BoD may extend the limit of terms of office for a particular member of the BoD for a maximum of three years.
3.7 Subject to the applicable provisions in section 31 of this OGR, the BoD shall otherwise organize itself.
4 Chairman
4.1 The Chairman – or in his absence one of the Vice-Chairmen – presides over the meetings of the BoD. The Chairman shall prepare an agenda in advance of each meeting in coordination with the CEO.
4.2 The Chairman co-ordinates the work of the BoD and the committees and ensures that the BoD members are provided with timely information relevant for appropriately performing their duties and responsibilities.
4.2a The Chairman leads the preparations of the AGM and oversees the implementation of the resolutions taken by shareholders.
4.3 The Chairman challenges and supports the CEO and the ExB in developing the strategic business plans and financial objectives of the Group. The Chairman is also actively involved in establishing succession plans for the CEO and other key management positions. Within the scope of his duties of overall direction and supervision, the Chairman may attend meetings of the ExB, however not on a regular basis, but has no voting rights.
4.4 The Chairman represents the Group and the BoD to shareholders, customers, employees, and other stakeholders.
4.5 The Chairman is supported by the Chairman’s Office whose composition, duties and responsibilities he determines as deemed appropriate.

5 Responsibilities and Authorities
5.1 The BoD shall be responsible for the overall direction, supervision and control of CSG, CS and its management. In particular, the members of the BoD shall jointly discharge the following actions:
5.1.1 determine the principal organization and governance of the Group;
5.1.2 establish general accounting, financial control and planning principles and policies;
5.1.3 prepare and approve the annual report, annual financial statements and the agenda of the AGM including the proposal by the BoD;
5.1.4 appoint or dismiss the CEO and the members of the ExB and grant them collective signing authority, exercisable jointly by two, for CSG and CS;
5.1.5 approve the principles for the business policy, the objectives, the strategy, the annual business and financial plans including the principal risk management strategy for the business activities;
5.1.6 approve the risk management framework (including risk capacity/risk appetite) and the overall risk limits, in particular the RWA-, ERC, VaR and ALM limits;
5.1.6a approve the liquidity risk tolerances, the liquidity management strategies and key liquidity policies including contingency funding plan;
5.1.7 approve the principles and parameters for the appropriate measurement of market risks, specifically by approving overall market risk limits;
5.1.8 perform and document a systematic risk analysis as the basis for an appropriate ICS and regularly review its appropriateness and efficiency;
5.1.9 supervise the implementation of appropriate processes and measures designed to ensure that employees on all levels are aware of and understand their responsibilities and tasks with regard to ICS processes;
5.1.10 approve the compensation principles, the Compensation Policy and key elements of management and employee compensation plans and amendments thereto and of significant fringe benefit or welfare plans;
5.1.11a set the overall amounts of compensation of the BoD and the ExB in accordance with Art. 20 Para. 1 of the AoA of CSG;
5.1.11b set the compensation of the individual BoD members, the CEO, and individual ExB members within the framework of the overall amounts that apply as per Art. 20 Para. 2 of the AoA of CSG;
5.1.11c approve the overall variable compensation pool and the key sub-pools;
5.1.12 appoint or dismiss the chair and the members of the BoD of the major subsidiaries of the Group and approve their remuneration, subject to local law and regulations. A policy naming the subsidiaries in scope and providing guidelines for the nomination and remuneration process shall be reviewed by the BoD on an annual basis.
5.1.13 approve actions and transactions and receive reports in accordance with annex A.

6 Monitoring, Access to Information, Reports
6.1 The BoD shall monitor that the CEO and the ExB pursue the business policy and strategy effectively and in accordance with all applicable laws, the AoA, the Code of Conduct and all additional internal regulations, and ensure compliance with applicable laws, rules and regulations.
6.2 The members of the BoD shall have access to all information concerning the Group as far as necessary to fulfil their duties as a BoD member. The Chairman approves requests made by a member of the BoD to review internal documents outside a BoD or committee meeting. BoD members with functional duties may review any internal documents at any time without the approval of the Chairman, if needed to fulfil their functional duties.
6.3 The BoD shall receive the following reports:
6.3.1 risk reports at least on a quarterly basis providing an overview on key changes in the risk profile;
6.3.2 monthly financial reports providing an overview on the financial performance (overall and on a divisional basis), liquidity and capital adequacy;
6.3.3 regulatory reports, including the quarterly large exposure report, the annual Long Form Report issued by the external auditor, and reports on significant other regulatory issues as soon as practicable;
6.3.4 annual Compliance Report and ICS Report;
6.3.5 periodic reports on significant human resources matters;
6.3.6 other reports on material extraordinary events and actions taken as soon as practicable;
6.3.7 all information of major subsidiaries (e.g. minutes of the BoD, reports and other information prepared for management purposes).
6.4 The Chairman may request additional reports as deemed appropriate.

7 Committees
7.1 The BoD establishes the following regular committees and approves their charters:
– the Chairman’s and Governance Committee;
– the Audit Committee;
– the Compensation Committee; and
– the Risk Committee.
In addition, the BoD may establish such other committees with such other charters as the BoD deems appropriate.
7.2 The members of the Chairman’s and Governance Committee, Audit Committee and Risk Committee shall be appointed for the period of one year. The committees shall organize themselves according to their charters.
7.3 The members of the Compensation Committee are to be elected individually by the AGM for an office term of one year.
7.4 The chairmen of the committees shall regularly inform the BoD on material matters discussed at the committee meetings.
8 Chairman’s and Governance Committee
8.1 The CGC shall consist of the Chairman, the Vice-Chairmen, the chairmen of the AC, RC and CC and other BoD members appointed by the BoD. It organizes itself as per the date of the AGM for one year. It may include non-independent members. It shall establish its own charter to be submitted to the BoD for approval.
8.2 The CGC shall, in particular, have the following responsibilities:
8.2.1 act as counselor to the Chairman and facilitate the dialogue between the members of the BoD and the Chairman;
8.2.2 discuss with the CEO and assess any significant appointment proposal to be submitted to the BoD for approval, in particular appointments to the ExB and the appointment of the head of Internal Audit;
8.2.3 develop criteria and assess candidates for a BoD membership on the basis of a requirements profile drawn up by the CGC. The requirements profile for BoD candidates takes into account all applicable laws and provisions as well as aspects relevant for ensuring an appropriate degree of diversity. The CGC reviews both internal and external proposals and submits potential candidates to the BoD for proposal to the AGM;
8.2.4 ensure the maintenance of high standards of corporate governance and make proposals to the BoD on corporate governance issues, in particular BoD member independence, the adherence to corporate governance provisions applicable to individual BoD members and BoD committee composition.

9 Audit Committee
9.1 The AC shall consist of not less than three BoD members, who are appointed by the BoD for a term of one year. All members of the AC need to be independent in the meaning of article 3.2 of this OGR. The chairman of the RC shall generally be appointed as one of the members of the AC. It shall establish its own charter to be submitted to the BoD for approval. The members of the AC shall satisfy all additional independence and qualification requirements as set forth in the charter.
9.2 The AC shall, in particular, have the following responsibilities:
9.2.1 review the annual report, the annual financial statements and related resolutions proposed for the AGM;
9.2.2 review the quarterly financial statements;
9.2.3 review the ExB’s report on internal control over financial reporting (SOX 404), the annual ICS report as well as the Annual Compliance Report;
9.2.4 review the quality, independence and performance of the internal and external audit function;
9.2.5 take note of significant extraordinary reports submitted to regulators;
9.2.6 review the findings of Internal Audit and the external auditors and approve their annual audit objectives;
9.2.6a submit to the BoD upon consultation of the CGC proposals for the appointment of the head of Internal Audit;
9.2.7 review reports by the GC on material legal matters; and
9.2.8 review reports by the CCRO on material compliance and regulatory matters, including matters raised by way of the whistleblower process.
10 Compensation Committee
10.1 The CC shall consist of not less than three BoD members, who are nominated by the BoD and elected by the AGM for a term of one year. All members of the CC need to be independent in the meaning of article 3.2 of this OGR. It shall establish its own charter to be submitted to the BoD for approval.
10.2 The CC shall, in particular, have the following responsibilities:
10.2.1 review the Group’s compensation principles and submit them to the BoD for approval;
10.2.1a review the Group’s Compensation Policy and submit it to the BoD for approval;

10.2.2 discuss and determine amendments to existing or the establishment of new management and employee compensation plans and of significant fringe benefit or welfare plans and submit key elements of such plans and any significant amendments thereto to the BoD for approval;
10.2.3 propose compensation for the BoD members, the CEO and the ExB members (including newly appointed ExB members) for proposal to the AGM for approval;
10.2.4 review and propose the overall variable compensation pool and the key sub-pools to the BoD for approval and provide the BoD with a review of the compensation process on an annual basis;
10.2.5 review and approve the compensation proposals for other individuals (e.g. individuals classified as “Covered Employees”) as stipulated in the CC Charter;
10.2.6 receive periodic information on employee expense regulations;
10.2.7 inform the BoD on the decisions taken, review and propose any mandatory public disclosure of management compensation as well as the annual compensation report.
11 Risk Committee
11.1 The RC shall consist of not less than three BoD members, who are appointed by the BoD for a term of one year. With the exception of the chairman of the RC, it may include non-independent BoD members. The chairman of the AC shall generally be appointed as one of the members of the RC. The RC shall establish its own charter to be submitted to the BoD for approval.
11.2 The RC shall, in particular, have the following responsibilities:
11.2.1 make proposals to the BoD on risk-related matters, including the changes to major risk management principles (including risk capacity and risk appetite) and capital adequacy methodologies;
11.2.1a make proposals to the BoD on liquidity risk limits and methodologies;
11.2.2 approve the list of countries to be monitored with internal country limits and the country limits allocated to such countries insofar as this authority has not been delegated (see annex A II);
11.2.3 review the risk limit applications subject to approval by the BoD;
11.2.4 approve the illiquid investment limit (see annex A IV);
11.3 establish other limits to control significant risks and define the respective approval authorities;
11.3a monitor the adequacy of the management of the business continuity program;
11.4 in the compensation process, provide support to the CC and advice with respect to risk-relevant issues.

11a Credit Risk Review
11a.1 Credit Risk Review is given its mandate from the RC to independently assess Credit Suisse’s credit risk management practices, identify issues impacting the quality of credit risk management, and report its findings to the RC.
11a.2 The Global Head of Credit Risk Review will functionally report to the chairman of the RC and the Credit Risk Review team will administratively be part of the Risk Division.
11a.3 The Global Head of Credit Risk Review will be appointed by the RC, in consultation with the CRO.
11a.4 The RC will approve the annual review plan, budget and compensation for the Credit Risk Review team.
11a.5 Credit Risk Review will have unrestricted access to all information, systems, and employees required to fulfill its mandate.
11a.6 Credit Risk Review has the final decision on the reporting of credit risk related findings and risk rating changes as a result of its review process. Credit Risk Review shall prepare its reports independently and the content of these reports will distributed to senior management and RC as set forth in the mandate.
III MANAGEMENT ORGANIZATION
12 General Provisions
12.1 The ExB shall have the overall responsibility for the operational management of the Group.
12.2 The businesses of the Group are managed through five Divisions and designated Corporate Functions which provide infrastructure and services. The divisions coordinate their business activities in collaboration with the Corporate Functions. As indicated below, when determined to be necessary or advisable by the CEO, Divisional CEOs, COO, CFO, GC, CCRO, CRO or CHRCB, certain of their authorities and responsibilities may be delegated to subsidiary BoD and management, or otherwise.
13 Chief Executive Officer
13.1 The CEO shall be appointed by the BoD and may not be a member of the BoD.
13.2 The CEO shall, in particular, have the following authorities and responsibilities with the right to delegate the performance and implementation of such authorities and responsibilities further:
13.2.1 designate a deputy who shall exercise all responsibilities and authorities in case the CEO may not be able to exercise his function;

13.2.2 establish a management organization that avoids the creation or appearance of conflicts of interests and enables the Group to effectively operate its businesses as one economic unit in accordance with the strategy approved by the BoD. In particular, he shall establish a risk management function, a legal function and a compliance function independent from any business line;
13.2.3 issue policies necessary for the management and operation of the Group, to the extent that this is not the responsibility of the BoD;
13.2.4 supervise the business activities and be responsible for the implementation of resolutions of the BoD and its committees;
13.2.5 approve actions and transactions and receive reports in line with annex A;
13.2.6 ensure that the reporting duties to the BoD and its committees as stipulated in sections 6.3 and 8 through 11 of this OGR as well as the applicable committee charters are fulfilled.
14 Executive Board
14.1 The ExB members are appointed by the BoD. The CEO shall act as the chairman of the ExB. Otherwise the ExB shall organize itself.
14.2 The CEO shall have a right to veto any decision taken by the ExB. He shall inform the Chairman on any such vetoes.
14.3 The ExB shall, in particular, have the following authorities and responsibilities:
14.3.1 regularly review and co-ordinate significant initiatives, projects and business developments in the Divisions, and Corporate Functions and reconcile any issues;
14.3.2 regularly review the consolidated and divisional financial performance;
14.3.3 establish annually the strategic business plans, performance targets and budgets for the Group as a whole and the Divisions including resource allocation, subject to approval by the BoD and implement such plans;
14.3.4 grant corporate titles for CSG and CS and signatory power for CS in line with section 30;
14.3.5 approve the annual capital expenditure plan and establish the approval authorities for investments within the approved plan as well as extraordinary investments in line with section 15 of annex A;
14.3.6 approve key policies for the Group, in particular, the Group Policy on Inter-Company Guarantees and the Group Policy on Capital of Branches and Subsidiaries;
14.3.7 appoint the Group’s representatives in important commissions or organizations;
14.3.8 approve actions and transactions and receive reports in line with annex A.
14.4 Any member of the ExB must notify the CEO promptly and the ExB at the next opportunity of any extraordinary events or risks occurring in the course of ongoing business activities.
14.5 All board and similar mandates, held by a member of the ExB by virtue of his office, shall be relinquished upon termination of service within the Group, unless otherwise determined by the CGC in consultation with the CEO.

15 ExB Committees
15.1 Capital Allocation and Risk Management Committee
15.1.1 The CEO establishes the CARMC which shall operate in three cycles:
– Market and Credit Risks Cycle;
– Asset & Liability Management Cycle; and
– ICS Cycle.
15.1.2 The CEO shall appoint a minimum of five members from the ExB and senior management to form the CARMC. The CEO shall appoint a chairman for each CARMC cycle. Otherwise the CARMC shall organize itself. The CARMC may delegate its authority to set and approve certain limits to the CRO or Divisional RMCs, subsidiary CROs or risk governance bodies or otherwise, as appropriate.
15.1.3 The CARMC may establish sub-committees to monitor specific risks or sub-committees within divisions or subsidiaries and may delegate relevant authorities to these sub-committees as required. Such sub-committees inform the CARMC on a regular basis.
15.1.4 The CARMC shall review policies approved by the RPSC;
15.1.5 The CARMC shall approve actions and transactions and receive reports in line with annex A.
15.1.6 Market & Credit Risks Cycle: the CARMC shall, in particular, have the following delegable authorities and responsibilities related to market and credit risks:
15.1.6.1 ensure that proper standards for risk management are established;
15.1.6.2 define and implement risk management strategies for the various businesses within the Group;
15.1.6.3 allocate risk capital and establish market risk limits for individual divisions and/or businesses;
15.1.6.4 review the risk portfolio, set and approve any limits and ceilings and other appropriate measures to monitor and manage the risk portfolio;
15.1.6.5 approve all limit applications subject to approval by the BoD or the RC.
15.1.7 Asset & Liability Management Cycle: the CARMC shall, in particular, have the following delegable authorities and responsibilities related to ALM, funding, liquidity and capital matters:
15.1.7.1 review the funding and balance sheet trends and activities;
15.1.7.2 plan and monitor regulatory and business liquidity requirements and monitor the interest rate risk in the banking books;

15.1.7.3 plan and monitor internal and regulatory capital adequacy as well as RWA utilization;
15.1.7.4 approve the Group Policy on Funding Authority in line with section 18.2.5;
15.1.7.5 approve the limit range for foreign exchange and interest rate risks related to the investment of own equity.
15.1.8 ICS Cycle: the CARMC shall, in particular, have the following delegable authorities and responsibilities related to operational risks, legal and compliance issues and internal control matters:
15.1.8.1 monitor and analyze significant legal and compliance risks (incl. SOX compliance);
15.1.8.2 monitor and assess valuation risks;
15.1.8.3 review effectiveness of the new business approval process;
15.1.8.4 review and approve the business continuity program’s alignment with corporate strategy on an annual basis;
15.1.8.5 set limits, caps and triggers on specific businesses to control significant operational risk exposure and impose additional expenditure where appropriate to mitigate significant operational risks;
15.1.8.6 review and assess the appropriateness and efficiency of the ICS.
15.1a Valuation Risk Management Committee
15.1a.1 The CEO shall appoint a minimum of five members from the ExB and senior management to form the VARMC. The CRO shall generally be appointed as a member and chair the VARMC. Otherwise the VARMC shall organize itself.
15.1a.2 The VARMC shall, in particular, have the following delegable authorities and responsibilities: It regularly reviews the Inventory Valuation Reviews and establishes policies regarding the valuation of certain important assets and the policies and calculation methodologies applied in the valuation process.
15.2 Risk Processes and Standards Committee
15.2.1 The CRO shall appoint a minimum of five members from the ExB and senior management to form the RPSC. Otherwise the RPSC shall organize itself.
15.2.2 The RPSC shall, in particular, have the following delegable authorities and responsibilities:
15.2.2.1 review major risk management processes;
15.2.2.2 issue general instructions, standards and processes concerning risk management;
15.2.2.3 approve material changes in market, credit and operational risk management standards and policies and related methodologies with notification to the CARMC and the chairman of the RC;
15.2.2.4 approve the standards for the computation of the amount of risk capital for all types of transactions.

15.2.2.5 The risk governance bodies of the major subsidiaries determine their respective governance framework for the adoption of global policies and for the issuance of subsidiary specific policies.
15.3 Reputational Risk and Sustainability Committee
15.3.1 The CEO shall appoint a minimum of five members from the ExB and senior management to form the RRSC. Otherwise, the RRSC shall organize itself.
15.3.2 The RRSC shall, in particular, have the following delegable authorities and responsibilities:
15.3.2.1 determine the strategy regarding environmental and social issues;
15.3.2.2 ensure the Group-wide implementation of and compliance with the Group’s sustainability policy and sustainability commitments;
15.3.2.3 serve as the decision body for environmental and social issues (subject to escalation to the ExB).
15.3.2.4 determine the strategy, the risk appetite and provide guidance regarding reputational risk;
15.3.2.5 ensure the Group-wide implementation of and compliance with the Group’s reputational risk policy.
15.4 Other Committees
15.4.1 The CEO may establish further ExB committees if deemed appropriate.
IV CORPORATE FUNCTIONS
16 General Provisions
16.1 While the Divisions remain responsible for certain operational functions that are critical for the revenue generation in the Divisions, the Corporate Functions are consolidated at Group level.
16.2 The CEO allocates the management of such consolidated Corporate Functions to the COO, the CFO, the GC, the CCRO, the CRO, and the CHRCB.
16.3 The COO, the CFO, the GC, the CCRO, the CRO and the CHRCB shall have the authority to establish policies for their respective functions as well as for areas where the execution of specific duties within their functions is allocated to the Divisions.

17 Chief Operating Officer
17.1 The COO shall be appointed by the BoD. He shall report directly to the CEO.
17.2 The COO shall, in particular, have the following authorities and responsibilities (“COO duties”), with the right to delegate the performance and implementation of such COO duties further:
17.2.1 establish an organizational basis to manage all IT matters and deliver and maintain effective IT solutions for critical business initiatives within the Group;
17.2.2 manage corporate real estate services (CRES), supply management and security services (excluding investigations);
17.2.3 establish a new business approval process;
17.2.4 run global operations; and
17.2.5 execute other responsibilities and authorities delegated by the BoD or the CEO.
18 Chief Financial Officer
18.1 The CFO shall be appointed by the BoD. He shall report directly to the CEO.
18.2 The CFO shall, in particular, have the following authorities and responsibilities (“CFO duties”), with the right to delegate the performance and implementation of such CFO duties further:
18.2.1 establish an organizational basis to manage all financial matters of the Group as well as all other business areas allocated to the CFO;
18.2.2 establish a controlling, accounting, product control, tax, treasury and investor relation function;
18.2.3 ensure transparent and timely financial reporting (accounting policies, statutory and consolidated financial statements) internally as well as to the public and regulators in line with legal and regulatory requirements as well as best practice;
18.2.4 ensure together with the CRO, the CCRO and the GC that all regulatory reports are filed on a timely basis;
18.2.5 develop and propose to the CARMC (Asset & Liability Management Cycle) for approval the Group Policy on Funding Authority defining in particular the authorities and responsibilities for
– the use of money market and capital market instruments and derivatives for the management of the balance sheet;
– the use of capital market transactions, the issuance and sale of notes, bonds, preferred shares and similar securities;
– the issuance of structured notes; and
– borrowings by the Group.

18.2.6 manage regulatory and business liquidity and capital adequacy within the general bands set by the regulators, the BoD and the CARMC;
18.2.7 manage the SRU;
18.2.8 approve actions and transactions and receive reports in line with annex A; and
18.2.9 execute other responsibilities and authorities delegated by the BoD or the CEO.
19 General Counsel
19.1 The GC shall be appointed by the BoD. He shall report directly to the CEO.
19.2 The GC shall have all necessary authorities for legal matters within the Group. In particular, he shall have the following authorities and responsibilities (“GC duties”), with the right to delegate the performance and implementation of such GC duties further:
19.2.1 establish an organizational basis for the management of all legal matters independent from any business line;
19.2.2 manage public affairs and policy;
19.2.3 ensure, together with the CFO, CCRO and CRO, that all regulatory reports are filed on a timely basis;
19.2.4 ensure, together with the Divisional CEOs and CCRO that all license requirements are continuously adhered to; and
19.2.5 execute other responsibilities and authorities delegated by the BoD or the CEO.
20 Chief Compliance and Regulatory Affairs Officer
20.1 The CCRO shall be appointed by the BoD. He shall report directly to the CEO.
20.2 The CCRO shall have all necessary authorities for compliance and regulatory affairs matters within the Group. The CCRO shall, in particular, have the following authorities and responsibilities (“CCRO duties”), with the right to delegate the performance and implementation of such CCRO duties further:
20.2.1 establish an organizational basis to manage all compliance and regulatory affairs matters of the Group independent from any business line;
20.2.2 ensure, together with the CFO, CRO and GC, that all regulatory reports are filed on a timely basis;
20.2.3 ensure, together with the Divisional CEOs and GC, that all license requirements are continuously adhered to;

20.2.4 be responsible for the representation of the Group vis-à-vis the lead regulator (excluding risk management related matters; see section 21, and CFO related matters, see section 18) and co-ordinate with the Divisional CEOs the representation of the Group vis-à-vis other regulators and governmental authorities;
20.2.5 establish a policy as to the approval authorities and the monitoring of outside business activities of employees; and
20.2.6 execute other responsibilities and authorities delegated by the BoD or the CEO.
21 Chief Risk Officer
21.1 The CRO shall be appointed by the BoD. He shall report directly to the CEO.
21.2 The CRO shall, in particular, have the following authorities and responsibilities (“CRO duties”), with the right to delegate the performance and implementation of such CRO duties further:
21.2.1 establish an organizational basis to manage all risk management matters of the Group including an appropriate credit risk management, market risk management, operational risk management and liquidity risk management function, all of which shall be independent from any business line;
21.2.2 establish a risk reporting system that ensures, in particular, that relevant information on the risk portfolio is provided to the ExB on a regular basis;
21.2.3 designate a CCO, who shall have the authority to approve actions and transactions in line with annex A and shall be responsible for administrating any credit limits and loan transactions in line with the credit risk policy;
21.2.3a represent the Group vis-a-vis the lead regulator in all risk management related matters and coordinate together with the CCRO the representation of the Group vis-à-vis other regulators and authorities;
21.2.4 ensure, together with the CFO, the CCRO and the GC, that all regulatory reports are filed on a timely basis;
21.2.5 make proposals to the RPSC regarding:
– procedures for analyzing and monitoring the risk portfolio;
– risk measurement principles and key parameter changes;
– the standards for computation of the amount of risk capital for all types of transactions;
212.6 chair the RRSC;
21.2.7 be responsible and drive the implementation of the BCP efforts;
21.2.8 approve actions and transactions and receive reports in line with annex A; and
21.2.9 execute other responsibilities and authorities delegated by the BoD or the CEO.

22 Chief Human Resources, Communications and Branding Officer
22.1 The CHRCB shall be appointed by the BoD. He shall report directly to the CEO.
22.2 The CHRCB shall, in particular, have the following authorities and responsibilities (“CHRCB duties”), with the right to delegate the performance and implementation of such CHRCB duties further:
22.2.1 establish an organizational basis to manage all human resources, communications and branding matters of the Group as well as other business areas allocated to the CHRCB;
22.2.2 is responsible together with the Divisional CEOs and heads of the Corporate Functions for the implementation of all Group policies related to human resources, communications and branding, as well as to ensure ethical value and professional standards (Code of Conduct); and
22.2.3 execute other responsibilities and authorities delegated by the BoD or the CEO.
V DIVISIONS
23 General Provisions
23.1 While the CEO and the members of the ExB have the overall management responsibility for the Group, the responsibility for the operational management of the Divisions and the subsidiaries, for which the management has been allocated to the Divisions, lies with the Divisional CEOs.
23.2 The Divisional CEOs shall establish for their divisions their own MC. They shall be responsible for establishing an efficient organizational and management structure in the Division. The Divisional CEO consults with the ExB prior to making significant changes to the organizational and management structure in the Divisions.

24 Divisional CEOs
24.1 The Divisional CEOs shall be appointed by the BoD and report directly to the CEO.
24.2 The Divisional CEOs shall be responsible for the operational management of the businesses and subsidiaries allocated to their Division. They shall, in particular, have the following authorities and responsibilities (’Divisional CEOs duties’) with the right to delegate the performance and implementation of such Divisional CEOs duties further:
24.2.1 establish an adequate organizational basis to manage the divisional businesses and subsidiaries allocated to such Division;
24.2.2 issue policies, in coordination with the CCRO, necessary for the management and operation of the Division, to the extent that it is not the responsibility of the BoD, the CEO or the ExB;
24.2.3 actively co-ordinate business activities with the other Divisional CEOs and with Business Heads; and
24.2.4 execute other responsibilities and authorities delegated by the BoD or the CEO.
25 Divisional Management Committee
25.1 The divisional MC shall consist of the Divisional CEO and other members from divisional management appointed by the Divisional CEO upon consultation with the CEO. The Divisional CEO shall act as the chairman of the MC and shall have a right of veto regarding decisions taken by the MC. Otherwise the MC shall organize itself.
25.2 The divisional MC shall, in particular, have the following delegable authorities and responsibilities:
25.2.1 regularly review and co-ordinate significant initiatives, projects, and business developments in the Divisions and efficiently reconcile any arising issues; and
25.2.2 develop the divisional strategic business plan and budget for approval by the ExB.
25.3 Any MC member must notify the Divisional CEO promptly and the MC at the next opportunity of any extraordinary risks occurring in the course of ongoing business activities.

26 Divisional Risk Management Committee
26.1 The Divisional CEO shall establish a Divisional RMC for his area of responsibilities, which shall consist of the Divisional Head, members from the divisional MC, selected members of senior management as well as representatives from relevant Corporate Functions. The Divisional RMC may hold meetings jointly with other Divisional RMCs and/or RMCs of the major subsidiaries. Other than that the Divisional RMC may organize itself.
26.2 The divisional RMC shall, in particular, have the following delegable authorities and responsibilities:
26.2.1 regularly review and discuss division specific market and credit risk matters;
26.2.2 perform tasks delegated to it by the CARMC;
26.2.3 set limits to control or cap businesses as appropriate;
26.2.4 regularly review and discuss division specific operational risks, legal and compliance issues and internal control matters if these tasks are not performed by another divisional committee;
26.2.5 ensure that significant divisional risks are escalated to the CARMC or other bodies at CS level as appropriate.
VI SUBSIDIARY GOVERNANCE
27 General Provisions
27.1 From time to time, and consistent with applicable legal and regulatory requirements,the BoD, in agreement with the CEO, may allocate certain responsibilities to the Group’s major subsidiaries.
27.2 Such major subsidiary shall have its own governance documents. These shall comply with all applicable local law and regulations and, to the extent possible, be consistent with the same principles and rules as stated in this OGR.
27.3 In order to ensure a transparent flow of information, meeting documentation and other information prepared for management purposes of major subsidiaries shall be shared with CSG.
27.4 Further, CSG shall be informed about any material matter of a major subsidiary. Prior to a substantial decision of a major subsidiary, CSG shall be consulted at the earliest opportunity as specified by the governance documents of the relevant subsidiary.

VII INTERNAL AUDIT
28 Internal Audit
28.1 Internal Audit shall systematically, objectively and independently assess whether major risks are appropriately identified and managed, the internal control system is effective, the governance processes established ensure compliance with applicable policies, laws and regulations, and management performs efficient monitoring and oversight.
28.2 The Head of Internal Audit shall report directly to the chairman of the AC. He shall have unrestricted access to all information and all employees as it is required to perform his tasks.
28.3 The Head of Internal Audit shall be appointed by the BoD upon proposal by the AC and upon consultation by the CGC.
28.4 The authorities and responsibilities as well as the working procedures of Internal Audit shall be outlined in the charter of the AC and the Regulations for Internal Audit as adopted by the AC.
28.5 Internal Audit shall prepare its reports independently. The reports shall be distributed to executive bodies and ExB members as set forth in the Regulations for Internal Audit.
28.6 As set forth in the charter of the AC and in the Regulations for Internal Audit Internal Audit shall regularly submit reports to the AC on significant findings, the achievement of its annual audit objectives, and other matters as deemed appropriate.
28.7 Any member of the ExB may submit a request to the chairman of the AC or, in his absence, to the Chairman, for Internal Audit to carry out a special project or investigation.
VIII SPECIAL PROVISIONS
29 Conflicts of Interest
29.1 The members of the BoD, the ExB, the divisional MC and all committees named herein are obliged to preserve the interests of the Group.
29.2 Conflicts of interest of a personal nature, private or professional, potential conflicts of interest and even the appearance of conflicts of interest should be avoided. Any conflicts of interest with respect to a particular transaction, including conflicts of interest of persons or companies with whom the member has close personal relations, should be disclosed to the chairman of the relevant body. The affected member shall not become involved in the resolution process for the transaction in question.
29.3 With respect to conflicts of interest arising because a member of a body is also a member of another body or company within the Group which is involved or affected by the transaction or matter to be decided, the following principles shall apply:

29.3.1 the respective member shall disclose the conflict of interest and a personal assessment thereof in advance to the chairman of the relevant body and subsequently to that body itself unless this is obvious;
29.3.2 the relevant body shall take the interest of the other body or company into consideration and make reasonable efforts to find a solution that aligns the common interests of both bodies or companies as much as possible;
29.3.3 the conflicted member shall receive all necessary information and participate in the discussion, but shall abstain from voting if he prefers not to prejudice his position to be taken in the respective decision of the other body.
30 Titles, Signing Authorities and Powers of Attorney
30.1 Corporate Titles of the Group and Signing Authority on behalf of CS
30.1.1 The BoD appoints the CEO and the members of the ExB and grants them full signing authority exercisable jointly by two.
30.1.2 The ExB appoints MDR, MDA, DIR, VP, AVP, ASO and ANL.
30.1.3 Joint signing authority (dual authorization) is automatically granted to MDR, MDA, DIR and VP upon their appointment by the ExB in line with the AoA of CS.
30.1.4 Joint power of procuration (dual authorization) (i.e. Prokura according to Art 458ff of the Swiss Code of Obligations) is automatically granted to AVP, ASO and ANL upon their appointment by the ExB in line with the AoA of CS.
30.1.5 The ExB may grant limited signing authority (dual authorization) in the form of a commercial mandate (i.e. Handlungsvollmacht according to Art 462 of the Swiss Code of Obligation) to employees without a corporate title.
30.1.6 The ExB shall establish a policy to further detail signing authorities.
30.2 Special Provisions for Signing Authority on behalf of CSG
30.2.1 The approval of any signing authority (joint signing authority, joint power of procuration and commercial mandates) on behalf of CSG are approved by the BoD.
30.3 Functional Titles
30.3.1 The ExB shall establish a policy to guide the use of functional titles within the Group.
30.4 Powers of Attorney
30.4.1 Powers of Attorney may be granted as set forth below to third parties, who may also be employees of the Group, authorizing such third parties to individually or jointly execute documents or take other actions in connection with actions and transactions approved consistent with the OGR.
30.4.2 Members of the ExB or the divisional MC as well as the heads of the Corporate Functions and their direct reports may, jointly by two, grant Powers of Attorney or designate certain employees with a corporate title of AVP in the GC area or higher to be authorized to grant, jointly by two, Powers of Attorney on behalf of CSG or CS. This primarily applies to the granting of Power of Attorney in legal proceedings.

30.4.3 Powers of Attorney for the acts of any branch of CS outside Switzerland may be granted by two authorized signatories of such branch, one of which must be the branch manager or an MDR.
31 Meetings and Minutes
31.1 Meetings of the BoD and its Committees
31.1.1 The BoD shall hold at least six ordinary meetings per year. The frequency of the meetings of the committees of the BoD shall be defined in the charter of the respective committee.
31.1.2 Extraordinary meetings of the BoD and its committees shall be held upon request by the chairman of the respective body or any other member.
31.1.3 The meetings shall be called by the respective chairman; sufficient notice of meetings shall be given prior to the meeting date and shall contain the items on the agenda.
31.1.4 The BoD and each committee shall designate a secretary who need not be a member of such body.
31.1.5 Preparatory documents for the meeting shall be made available in a timely manner. In principle, business matters asking for a formal decision may not be decided upon without advance documentation.
31.1.6 The respective chairman shall decide as to the attendance of ExB members and senior management members at meetings.
31.1.7 Subject to statutory provisions to the contrary, the majority of the members of the respective body must be present for the purpose of passing resolutions. Participation via telephone or video-conference is permitted and deemed as attendance, whereby personal presence is preferred.
31.1.8 The majority of the votes of the members present shall be necessary to pass a resolution. In the event of deadlock, the chairman of the meeting shall cast the deciding vote.
31.1.9 Resolutions of the BoD or a committee may also be passed by way of written consent provided the text of the resolution is sent to all members of the respective body and provided that a majority of the members cast a vote. The procedure for circular resolutions should be restricted to the following cases: administrative and routine matters, matters of increased urgency, and matters with respect to which the core content has already been discussed by the BoD. Any member shall have the right to request, within the period stipulated for the vote, that the matter be discussed in a meeting.
31.1.10 The minutes of the BoD and its committees shall document all decisions made and reflect in a general matter the considerations made which led to the decisions taken.
31.1.11 The minutes of the BoD and its committees shall be signed by the chairman and the secretary of the respective body. They shall be made available for review prior to the next meeting and approved thereat.
31.2 Meetings of ExB and other bodies reflected in the OGR

31.2.1 The CEO and the respective chairman determine the frequency of meetings of the ExB and other bodies reflected in this OGR.
31.2.2 The ExB and other bodies reflected in the OGR may, unless otherwise instructed by the CEO or the respective chairman or without being explicitly requested by an ExB member, record the resolutions only.
31.2.3 Otherwise the rules set out above for the meetings of the BoD and its committees shall in analogy be applicable to the meetings of the ExB and other bodies reflected in the OGR.
32 Financial Year
The financial year is identical with the calendar year (1st of January until 31st of December).

ANNEX A – APPROVAL AUTHORITIES
I AUTHORITY FOR COUNTERPARTY LIMITS AND TRANSACTIONS
1 General Provisions
1.1 The management of credit risk is a joint responsibility between the Divisions and CRM. The ultimate credit risk decision generally lies with CRM. After credit assessment and endorsement by the respective front management, all credit exposures require approval under the authorities designated by the CRO and the CCO (subject to the provisions set out below). CRM can delegate authorities for the approval of credit transactions with fully standardized approval procedures to defined individuals from the front organization.
1.2 The CRO establishes and approves the Global Credit Risk Policy. The CCO – in consultation with the CRO – details the Global Credit Policy further by establishing divisional sub-policies.
1.3 All loans and other credit limits must be approved and documented and periodically reviewed in an independent credit review process in accordance with the policies set forth by the CCO.
1.4 The total credit limit for a client, or in the case of client groups, the aggregate of all total credit limits or transactions is relevant for the determination of the approval authority. This does not apply to credit transactions for which the CRM sets up fully standardized procedures for approval by representatives of the relevant front organization.
2 Approval Authorities
2.1 The CCO has approval authority up to USD 3bn. Credit limits and underwritings exceeding this threshold are to be approved by the CRO.
2.2 Upon consultation with the CRO, the CCO shall establish a policy outlining the approval limits to be delegated to credit specialists, special managing bodies within CRM or defined representatives of the front organization. The maximum limit to be delegated may not exceed USD 2bn. The policy shall also regulate the approval authorities establishing provision on credit positions, other actions in connection with credit recovery situation, temporary limit excesses and account overdrafts.
2.3 Any transaction which results in a counterparty exposure exceeding 25% of the available CET1 capital is subject to review by the CFO.
2.4 The anticipated hold level for underwritings is generally to be achieved within 90 days but may vary depending on the nature of the transaction. During a prescribed period, underwriting positions may be exempt from certain limits if approved by the CARMC or its delegates.

2.5 The RC may temporarily approve higher approval authorities.
2.6 Subject to the endorsement by the CRO, the CCO shall establish, in accordance with OGR 2.2, the authority for approving urgent credit transactions.
II AUTHORITY FOR COUNTRY LIMITS
3 Approval Authorities
3.1 For the countries determined according to section 11.2.2 of this OGR country limits shall be approved at least on an annual basis. Approval authority for the country limits is governed as follows:
Risk Category 1) 2)	CCO * (USD m)	CARMC (USD m) 3)	RC (USD m)
N1	=/< 50	50 – unlimited	–
N2	=/< 50	50 – unlimited	–
N3	=/< 50	50 – 2’500	> 2’500
N4	=/< 50	50 – 1’500	> 1’500
N5	=/< 50	50 – 750	> 750
N6	=/< 50	50 – 400	> 400
N7 and N8	=/< 50	50 – 200	> 200
1) The country ratings are approved by the CCO* 2) The RC may group certain countries and establish aggregate limits. 3) Exceptional excesses of up to 10% may be approved by the CCO*; exceptional excesses of up to 20% may be approved by the CRO. The CARMC and the RC shall be notified of any such approval at their next meetings. * if the CCO function is split along divisional lines the country limit authorities are allocated to the IB CCO.
3.2 Allocation of country limits to the Divisions is determined by the CARMC.
3.3 An overall Group Reserve may be established.
3.4 The CRO may allocate any portion of the Group Reserve to any country or region and may delegate a portion of the Group Reserve to the CCO for allocation. Any utilization of the Group Reserve will be reported quarterly to the RC.
III TRADING ACTIVITIES
4 Trading Activities
4.1 The CARMC may establish trading risk and position limits for the divisions and the major subsidiaries within the Group and may delegate the monitoring of such limits as appropriate.
4.2 The CARMC shall ensure that appropriate approval processes for transactions executed under these trading risk limits are established.

4.3 The CRO may approve temporary excesses of any trading risk and position limit up to a maximum of 10% until the next CARMC meeting, with immediate notice to the CEO, and with information to the CARMC and the BoD at its next meeting.
4.4 The CRO signs off on the incremental risk associated with excesses of CARMC limits and approves the remediation plan with immediate notice to the CEO and subsequent information to the CARMC and the BoD at the next opportunity.

IV ILLIQUID INVESTMENTS
5 General Provisions
5.1 The illiquid investment limit covers transactions which due to their characteristics and risk profile are not subject to CARMC approved processes for trading activities outlined in section III of annex A and are not subject to the approval authorities outlined in section V of annex A.
5.2 The illiquid investment limit covers in particular seed money investments, private equity investments, including investments in portfolio companies and funds, and other illiquid investments. Investments pursued for bank strategic reasons are generally subject to section V below.
6 Approval Authorities
6.1 The illiquid investment limit is approved by the RC (see section 11.2.4 of this OGR). The RC shall receive an annual update on the Group’s illiquid investment activities.
6.2 The CARMC shall allocate the illiquid investment limit to the Divisions in relation to their requirements. It may introduce restrictions to using the limit e.g. in terms of industry or type of business. The CARMC receives regular updates on the exposure under the illiquid investment limit.
6.3 The Divisions shall establish a governance model regarding investments under the illiquid investment limit as delegated to them by the CARMC. In particular, the Divisions shall establish rules as to approval authorities as well as information and escalation processes.

V FORMATIONS, LIQUIDATIONS, MERGERS, ACQUISITIONS, DIVESTITURES, LONG-TERM PARTICIPATIONS AND OTHER ACTIONS AND TRANSACTIONS, LEGAL CASES
7 General Provisions
7.1 The approval authorities as outlined herein are required for the actions and transactions described in sections 8 to 11b. They do not apply to transactions accounted for under the illiquid investment limit or investments made for trading purposes.
7.2 Notwithstanding anything to the contrary in section V or elsewhere in this OGR, the CFO or his delegate may approve any of the actions or transactions in sections 8 to 11b of annex A when they are taken or entered into in the context of or incidental to other actions and transactions that were previously approved in accordance with the OGR, with periodic information to the CEO.
7.3 When any approval or denial is given by the CFO’s delegate, he must give regular information to the CFO.
7.4 A “Non-operating Subsidiary” is any subsidiary that is both (a) not regulated and (b)and has no material contact with third parties. A subsidiary that is not a Non-operating Subsidiary is an “Operating Subsidiary”. “Regulated” means regulated or licensed in any jurisdiction as a bank, securities firm or other financial services provider.
8 Formation and Liquidation of Subsidiaries
8.1 When directly or indirectly wholly owned by the Group and provided the formation or liquidation of the subsidiary will not result in a significant change to the organizational structure, the action shall be approved by the CFO or his delegate.
8.2 When a Non-Operating Subsidiary is being formed or liquidated in connection with the day-to-day management of a line of business the transaction shall be approved by the CFO or his delegate.
8.3 Otherwise the formation or liquidation shall be approved in accordance with the approval authorities in section 12 of annex A, where the relevant total amount of the transaction is,
a) in the case of a formation, the total amount of capital to be initially provided (or anticipated to be provided in the short term) to such subsidiary by CSG, CS or one of its subsidiaries, and
b) in the case of a liquidation, the estimated value of the direct or indirect interest in the subsidiary at the time the determination to liquidate is made.

9 Merger, Consolidation or Similar Transaction; Acquisition or Divestiture of a Subsidiary, Interest in a Subsidiary or Assets Constituting a Business
9.1 When solely among any of the direct or indirect wholly owned subsidiaries, except when such transaction results in a significant change to the organizational structure, the action or transaction shall be approved by the CFO or his delegate.
9.2 When, in connection with the day-to-day management of a line of business, a Non-operating Subsidiary is to be merged, consolidated, or be party to a similar transaction with a third party, the action or transaction shall be approved by the CFO or his delegate.
9.3 When, in connection with the day-to-day management of a line of business, a Non-operating Subsidiary, an interest in a Non-operating Subsidiary or assets constituting a business that is not regulated in the meaning of section 7.4 of annex A is to be acquired from or divested to a third party, the action or transaction shall be approved by the CFO or his delegate.
9.4 Otherwise the action or transaction shall be approved in accordance with the approval authorities in section 12 of annex A, where the relevant total amount of the transaction is,
a) in the case of a merger, consolidation or similar transaction, the difference between the estimated value of the resulting merged, consolidated, similarly combined entity or interest in such entity and the estimated value of the Group’s direct or indirect interest in any subsidiary that was a party to such merger, consolidation or similar transaction prior to such transaction, and
b) in the case of an acquisition or divestiture, the estimated value of/price paid for the subsidiary, interest in a subsidiary or assets constituting a business.
10 Acquisition or Divestiture of a Long-Term Participation
10.1 A long-term participation is generally an equity investment made by CSG or any of its subsidiaries for strategic reasons in a third party entity. Thereby it is not relevant whether or not the long-term participation is consolidated within the Group.
10.2 An acquisition or a divestiture of a long-term participation must be approved as follows:
a) When the estimated value of/price paid for the long-term participation being acquired or divested is less than CHF 2 million, such transaction shall be approved by the responsible member of a MC, with regular information to the Divisional Heads, the CEO and the CFO.
b) When a) above is inapplicable, a long-term participation is being acquired or divested in connection with the day-to-day management of a business line and such participation is in an entity that (i) is not regulated in the meaning of section 7.4 of annex A and (ii) has no material contact with third parties, the transaction shall be approved by the CFO or his delegate.
c) Otherwise the transaction shall be approved in accordance with the approval authorities in section 12 of annex A, where the relevant total amount of the transaction is the estimated value of/price paid for the long-term participation.

11 Establishment or Closure of Branches and Representative Offices
11.1 The establishment or closure of a branch or a representative office of CSG shall be approved by the CEO.
11.2 The establishment or closure of a branch or a representative office of the Group shall be approved as follows:
a) in Switzerland by the CEO Swiss UB
b) outside Switzerland by the CEO upon consultation with the relevant Divisional CEO.
11.3 The establishment of a branch or representative office of an Operating Subsidiary shall – upon consultation of the responsible Divisional CEOs – be approved as follows:
a) If (i) another branch or representative office of such entity already exists in the relevant country or (ii) the new branch or representative office is not anticipated to be material to the operation of the entity, the action shall be approved by the CFO or his delegate.
b) Otherwise the action shall be approved by the CEO.
11.4 The closure of a branch or representative office of an Operating Subsidiary shall – upon consultation of the responsible Divisional CEO – be approved as follows:
a) If the branch or representative office is not material to the operation of the Operating Subsidiary the action shall be approved by the CFO or his delegate.
b) Otherwise the action shall be approved by the CEO.
11.5 The establishment or closure of a branch or representative office of a Non-operating Subsidiary shall be approved by the CFO or his delegate.
11b Legal Cases
Settlements in respect of significant legal proceedings are reviewed by the GC and decided by the ExB where the sum involved is CHF 250m or more. The BoD is informed in accordance with sections 13.2.6 and 6.3. The conclusion of a settlement that has a significant impact on the strategy or reputation of the Group is subject to the approval of the BoD if the sum involved is CHF 500m or more.

12 Approval Authorities
Unless provided otherwise by section IV of annex A, approval authority is governed as follows:
Transaction Value	CFO or delegate	CEO	ExB	Chairman	BoD
=/< CHF 50m	D	I	–	–	–
> CHF 50m =/< CHF 100m		D	I	–	–
> CHF 100m =/< CHF 250m			D	C	I
> CHF 250m					D
D = Decision; C = Consultation; I = Information
VI REPUTATIONAL RISKS
13 Reputational Risk Management
13.1 The RRSC shall designate, upon consultation with the responsible Divisional CEOs, Reputational Risk Approvers in the respective Divisions.
13.2 The head of Reputational Risk shall develop a policy on managing reputational risks subject to RRSC approval.
13.3 Any decision by a reputational risk decision authority, as defined in the Reputational Risk policy, to reject a transaction is final and cannot be overruled. However, the Business Division CEO may reject a particular transaction even though approved by the reputational risk decision authority.
VII FINANCING MATTERS AND CAPITAL EXPENDITURES
14 Financing of CSG, CS and its Subsidiaries
14.1 The use of money market instruments and capital market transactions, the issuance and sale of bonds, structured notes and similar securities is governed by the Group Policy on Funding Authority.
14.2 The conclusion or extension of a loan agreement or a guarantee agreement in connection with a loan agreement of a subsidiary and draw-downs under such agreements are governed by the Group Policy on Funding Authority and the Policy on Inter-Company Guarantees.
14.3 Issuance of comfort letters, regulatory keep-well letters and similar documents on behalf of CSG or CS require approval by the CFO. Issuance of comfort letters, regulatory keep-well letters and similar documents on behalf of subsidiaries require approval by the CFO or his delegate.

15 Capital Expenditures
15.1 The annual financial planning process for the Group shall include the planning of capital expenditure projects (in particular investments in IT and in Group owned real estate) as well as the total financial framework for capital expenditures.
15.2 The ExB shall approve the capital expenditure plan for the Group. The ExB shall further establish a policy outlining the authority for the approval of individual investments under the approved plan as well as the authority for approval of expenditures outside the approved plan.
15.3 For each project or investment, a written capital expenditure application prepared in accordance with the applicable policies must be submitted for review to the approving member of management or management body.
15.4 The authority for the purchase of real estate at auctions in connection with repossession proceedings against banking clients or the acquisition of such real estate (under such circumstances) shall be determined by the CARMC.

ANNEX B – APPROVAL AUTHORITIES FOR CREDIT SUISSE GROUP AG SUBSIDIARY SPECIFIC MATTERS
I CAPITAL STRUCTURE OF CSG
1 Ordinary, Authorized, Conditional and Reserve Capital
1.1 The creation and any changes to the ordinary, authorized, conditional and reserve capital require approval by the shareholders upon proposal by the BoD.
1.2 The issuance of ordinary or authorized capital as well as of conversion capital may be executed by the BoD. In line with CSG’s AoA there is no quorum requirement for the acknowledgment of capital increases and the subsequent changes to the AoA.
1.3 The allocation of conditional capital for convertible bonds, conditional convertible bonds, bonds with options, shareholder options or similar instruments as well as for employee compensation plans is the responsibility of the BoD.
II SHARE REGISTER
2.1 The BoD appoints one or several Share Registrars.
2.2 The BoD issues or amends regulations governing the shareholders’ register.
2.3 The BoD shall receive at least annually a report on the shareholder structure according to the share register.

ANNEX C – CORPORATE BODIES OF CREDIT SUISSE AG

Shareholders
External Auditors
Board of Directors
Internal Audit
Audit Committee
Risk Committee
Chairman's & Governance Committee
Compensation Committee
Regulators
Executive Board
Divisions
Investment Banking
IB Operating Committee
IB Risk Management Committee
Private Banking & Wealth Management
PBWM Operating Committee
PBWM Risk Management Committee
Regions
Switzerland
Regional MC Switzerland
EMEA
Regional MC EMEA
Americas
Regional MC Americas
APAC
Regional MC APAC
Shared Services
ExB Committees
CARMC
Capital Allocation and Risk Management Committee
VARMC
Valuation Risk Management Committee
RPSC
Risk Processes and Standards Committee
RRSC
Reputational Risk and Sustainability Committee
Reporting line
Reports

CREDIT SUISSE GROUP AG
Paradeplatz 8
CH-8070 Zurich
Switzerland
www.credit-suisse.com